EXHIBIT 23.3



                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Rheometric Scientific, Inc.


We consent to incorporation by reference in the registration statement (No. 333-33941) on Form S-8 of Rheometric Scientific, Inc. of our report dated March 24, 2000, relating to the consolidated balance sheet of Rheometric Scientific, Inc. and Subsidiaries as of December 31, 1999, and the related consolidated statements of operations, shareholders' equity (deficiency) and comprehensive loss, and cash flows for the year then ended, which report appears in the December 31, 1999 annual report on Form 10-K/A of Rheometric Scientific, Inc.




/s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York
June 28, 2000